Exhibit 5.1

September 3, 2020

Investors Real Estate Trust

800 LaSalle Ave., Suite 1600

Minneapolis, MN 55402

Re:	Registration Statement on Form S-3 (File No. 333-248572)

Ladies and Gentlemen:

We have acted as counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), in connection with the filing by the Company of the above- captioned registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of securities of the Company to be offered from time to time. We have also acted as counsel to the Company in connection with a prospectus supplement dated September 3, 2020 (the “Prospectus Supplement”) to the prospectus dated September 3, 2020 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of its common shares of beneficial ownership, no par value per share, having an aggregate offering price of up to $69,987,403 (the “Shares”) in accordance with that certain Equity Distribution Agreement, dated as of November 7, 2019 (the “Distribution Agreement”), among the Company, IRET Properties, a North Dakota Limited Partnership, and BMO Capital Markets Corp., BTIG, LLC, Jefferies LLC, Raymond James & Associates, Inc. and Robert W. Baird & Co. Incorporated, as agents. The Shares had previously been offered pursuant to a prospectus supplement dated November 7, 2019 under an earlier registration statement on Form S-3 (File No. 333-220378) which will expire on September 7, 2020. The Prospectus Supplement is being filed under the Registration Statement to continue the offer and sale of the Shares pursuant to the Distribution Agreement.

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

As to questions of fact material to our opinions, we have relied upon the certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Distribution Agreement and the resolutions of the Board of Trustees of the Company, adopted by written action dated November 5, 2019, and at a meeting on August 20, 2020, will be validly issued, fully paid and non-assessable.

50 South Sixth Street  |  Suite 1500  |  Minneapolis, MN  |  55402-1498  |  T 612.340.2600  |  F 612.340.2868  |  dorsey.com

Investors Real Estate Trust

Our opinions expressed above are limited to the laws of the State of North Dakota.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal matters” contained in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

CCH/RGH